Exhibit 99.1

FOR IMMEDIATE RELEASE

November 11, 2008

Citizens Bancshares Corporation Announces Third Quarter Earnings

ATLANTA, November 11, 2008/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its third quarter earnings for the period ending September 30, 2008 of $0.29 per diluted share compared to $0.32 per diluted share for the same period in 2007.  Net earnings for the third quarter decreased by $50,000 to $618,000 compared to $668,000 a year earlier and are in line with management’s expectations given the current operating environment.

Mr. James E. Young, President and Chief Executive Officer, commenting on the third quarter results noted, “The decline in our net earnings for the quarter ending September 30, 2008 from 2007 is primarily due to a narrower net interest margin caused by a dramatic decline in interest rates during the first several months of 2008 as the Federal Reserve Bank responded to pressures in the financial markets and the severe tightening within the credit markets. Also, we continued to provide for loan losses at a higher level than in 2007 due to the difficult conditions currently existing in the credit markets as we increased our provision for loan losses by $130,000 for the third quarter of 2008.  No provision for loan losses was deemed necessary in the third quarter of 2007. The efficiencies in our operations continue to improve and we continue to reevaluate our asset/liability strategies to manage the impact of the rate reductions on our earnings. In light of recent economic conditions, we are pleased with our financial results while maintaining a strong capital and liquidity position.”

For the nine month period ending September 30, 2008, net income decreased by $707,000 to $1,166,000 compared to $1,873,000 for the same period last year.  This decrease is primarily due to the impact of a $1,239,000 increase in the provision for loan losses, partially offset by an increase in noninterest income.  Earnings per diluted share for the nine month period were $0.56 compared to $0.90 per diluted share for the same period in 2007.

Other financial highlights:

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Gross loans receivable decreased by $2.6 million to $216 million for the three month period ended September 30, 2008 and decreased by $23 million for the year as a result of a strategic risk management decision to tighten credit standards and slow loan growth due to the continuing deterioration in the real estate market and other economic indicators.

•

Offsetting the decreases in gross loans receivable the Company increased its investment securities portfolio by $19 million during 2008. As a result, investment income increased by $221,000 or 26% during the third quarter of 2008 compared to a year ago.

•

Service charges on deposits, a component of noninterest income, continue to perform above expectations increasing by $342,000 or 42% during the third quarter 2008 compared to the same period last year.

•

Total noninterest expense increased by $38,000 or 1% during the third quarter of 2008 due to higher collection costs and OREO expenses. Compensation and occupancy and equipment expenses, both components of noninterest expense, decreased by $62,000 and

$17,000, respectively, during the third quarter as the Company continues to benefit from its efforts to reduce overhead costs and improve the efficiency of its financial center network.

	3rd	3rd
	Quarter	Quarter
(In thousands, expect per share data)	2008	2007	Change
Income Statement
Net income available to shareholders	$618	$668	(7.5)%
Net income per diluted share	0.29	0.32	(9.4)%
Total revenue	6,360	6,813	(6.6)%
Provision for loan losses	130	—	100.0%
Noninterest income	1,469	1,110	32.3%
Noninterest expense	3,863	3,825	1.0%

Balance Sheet
Average loans, gross	218,196	232,725	(6.2)%
Average deposits	291,756	287,411	1.5%

Capital
Total capital (to risk weighted assets)	14%	13%
Tier 1 capital (to risk weighted assets)	13%	12%
Tier 1 capital (to average assets)	10%	9%

The allowance for loan losses was $3.5 million at September 30, 2008 and $2.8 million at December 31, 2007. Based on management’s analysis of the allowance for loan losses in the third quarter of 2008, the Company considered its allowance for loan losses to be adequate.

The Company’s capital position remains strong at September 30, 2008 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank – A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer

(404) 575-8306

SOURCE: Citizens Bancshares Corporation